UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – June 4, 2009

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-147828	71-1018770
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10511 East Central, Wichita, Kansas	67206
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (316) 676-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Hawker Beechcraft Corporation Amended and Restated Excess Pension Plan

The Board of Directors of the Hawker Beechcraft Corporation (the “Company”) amended and restated, effective January 1, 2009, its excess benefit plan primarily to bring the plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Hawker Beechcraft Corporation Amended and Restated Excess Pension Plan (the “Plan”) is an unfunded plan that provides specified deferred compensation benefits for a select group of management or highly compensated employees whose benefits under the Company’s qualified pension plan are limited by the Code. The amount of a participant’s benefit under the Plan will be equal to (A) the vested benefit that would have been payable under the Company’s qualified pension had the limits imposed by the Code not been in place less (B) the vested benefit payable under the qualified pension plan.

The Plan provides that for individuals who separate from service after January 1, 2009 for any reason other than by the Company for cause, such participant’s benefit under the Plan will be paid by the Company in the form of a life-and-ten-year-certain annuity. Benefits for individuals who separated from service prior to January 1, 2009 continue to be paid in the same form as under the Company’s qualified pension plan pursuant to the terms of the Plan prior to this amendment and restatement. The Plan was also amended to ensure that any participant that is a “specified employee” pursuant to Section 409A of the Code will commence receiving payments upon the later of (i) the January following termination or (ii) the first day of the month that is six (6) months after the participant’s separation from service.

In addition, the plan was amended to provide for automatic eligibility for any participants whose benefits under the Company’s qualified plan are limited by the Code. The Plan has been closed to new participants since 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By Hawker Beechcraft, Inc., its Sole Member

/s/ Gail E. Lehman
Gail E. Lehman, Vice President, General Counsel and Secretary

Dated: June 4, 2009